EXHIBIT 99.1

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation 18400 Von Karman, Suite 1000 Irvine, CA 92612	Carrie Marrelli, VP, Investor Relations (949) 224-5745 Laura Oberhelman, Director, Media Relations (949) 255-6716

NEW CENTURY FINANCIAL CORPORATION HIRES TAJ S. BINDRA AS
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Irvine, Calif., October 31, 2006 – New Century Financial Corporation (NYSE: NEW), a real estate investment trust (REIT) and one of the nation’s premier mortgage finance companies, today announced that it has hired Taj S. Bindra as Executive Vice President and Chief Financial Officer. Mr. Bindra will assume the position of Executive Vice President effective November 6, 2006 and Chief Financial Officer effective November 15, 2006. Mr. Bindra will be a member of the company’s Executive Management Committee and report to Brad A. Morrice, President and Chief Executive Officer. As announced in August 2006, Patti M. Dodge, the current Executive Vice President and Chief Financial Officer, will transition to the role of Executive Vice President, Investor Relations. This transition will become effective on November 15, 2006 and Ms. Dodge will continue to be a member of the Executive Management Committee and report to Mr. Morrice.

In his role as Executive Vice President and Chief Financial Officer, Mr. Bindra will be responsible for the general supervision, direction and control of all financial aspects of the business, being principally responsible for setting the strategic directions of the company’s financial initiatives, accounting and controls, formulating financial policy and plans, risk management and leading strategic initiatives and acquisitions. Mr. Bindra will also partner with the rest of the Executive Management Committee to oversee the company’s operations.

Mr. Bindra has more than 18 years of experience at the senior management level in the financial services industry. He was most recently Executive Vice President of Mortgage Banking, Capital Markets and Servicing Operations at Washington Mutual, Inc., where he was responsible for managing and leading the financial management, risk management and portfolio management functions, capital markets activities and mortgage servicing operations. While at Washington Mutual, Mr. Bindra was instrumental in the transformation of its mortgage business with an emphasis on improving the capital markets, portfolio and risk management organizations and reducing expenses through site consolidations and infrastructure improvements.

“We are extremely pleased to have an executive of Taj’s extraordinary professional caliber and character joining New Century as our new Chief Financial Officer, “said Mr. Morrice. “His vast experience in the mortgage industry, coupled with his understanding of the capital markets and risk management are extremely important in today’s environment.”

“This is a time of both challenges and tremendous opportunities in the mortgage industry,” said Mr. Bindra. “I believe New Century with its strategic vision has positioned itself well to take advantage of the current market environment given its strong production franchise and a focus on providing products that fit the needs of its customers. I look forward to joining New Century with its solid reputation and becoming a part of the seasoned and high quality management team as we continue to grow the franchise and navigate to even greater levels of success in the years ahead.”

About Taj S. Bindra

Prior to joining the Company, Mr. Bindra served as an Executive Vice President of Washington Mutual, Inc. with responsibility over its mortgage banking finance, capital markets and servicing operations, a position he held from November 2004 until April 2006. Mr. Bindra was employed by J.P. Morgan Chase & Co. from May 1993 until November 2004, most recently serving as the Chief Financial Officer and Executive Vice President of Chase Home Finance. Mr. Bindra started at J.P. Morgan Chase & Co. after serving as a Senior Manager with Price Waterhouse.

Mr. Bindra serves on the executive committee of the William E. Simon School of Business at the University of Rochester. He holds a bachelor’s degree in economics and accounting from the University of Delhi in Delhi, India and a master’s degree in finance and accounting from the University of Rochester in Rochester, New York.

About New Century Financial Corporation

Founded in 1995 and headquartered in Irvine, California, New Century Financial Corporation is a real estate investment trust and one of the nation’s premier mortgage finance companies, providing mortgage products to borrowers nationwide through its operating subsidiaries, New Century Mortgage Corporation and Home123 Mortgage Corporation. The company offers a broad range of mortgage products designed to meet the needs of all borrowers.  New Century is committed to serving the communities in which it operates with fair and responsible lending practices.  To find out more about New Century, please visit www.ncen.com.

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